Exhibit 99.1

TO:    All Executive Officers and Directors

RE:
Notice of Termination of Blackout Period Concerning Common Stock of J. C. Penney Company, Inc. (the "Company"), Including Stock Trades Within the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan, the J. C. Penney Corporation Inc. Safe Harbor 401(k) Plan and the J. C. Penney Corporation, Inc. Mirror Savings Plan (collectively the "Plans")

The purpose of this Notice is to inform you that, effective as of May 1, 2020, the blackout restrictions imposed upon the Company’s directors and executive officers pursuant to Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR will end. These blackout restrictions were imposed as a result of the temporary suspension of the ability of participants in the Plans to allocate contributions and balance transfers to the JCPenney Stock Fund included as an investment option under the Plans, and the Company delivered a blackout notice to its directors and executive officers on March 31, 2020 informing them of the blackout restrictions.

Newport Trust Company ("Newport Trust"), the independent fiduciary and investment manager of the JCPenney Stock Fund, the investment fund under the Plans that holds shares of common stock of the Company, has determined that the JCPenney Stock Fund will be permanently closed and the JCPenney Stock Fund will be liquidated on May 1, 2020. Consequently, the blackout restrictions imposed under Section 306(a) of the Sarbanes Oxley Act will cease to apply as of May 1, 2020.

This Notice relates exclusively to the lifting of the blackout restrictions imposed on the Company’s executive officers and directors under Section 306(a) of the Sarbanes-Oxley Act and has no effect on any blackout period applicable under the Company’s Insider Trading Policy.

This notice is being provided as soon as practicable after Newport Trust notified the Company of the closing and liquidation of the JCPenney Stock Fund. Advance notice of the termination of the blackout period was not possible due to the quickly changing economic conditions resulting from the Coronavirus pandemic.

If you have any questions or concerns regarding this notice, the Blackout Period or the restrictions described herein, please contact J. C. Penney Company, Inc., Attention: Brandy Treadway, Senior Vice President, General Counsel & Secretary, 6501 Legacy Drive, Plano, TX 75024, (972) 431-1000.